EX-99.e.1.iv

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

December 31, 2009

Delaware Group Global & International Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the V performance of the Delaware Macquarie Global Infrastructure Fund (the “Fund”), a series of Delaware Group Global & International Funds, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to Class A and Class R shares, so that the Fund’s Rule 12b-1 (distribution) fees with respect to such classes will not exceed 0.25% and 0.50%, respectively, for the period December 31, 2009 through March 31, 2011.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
Name: Theodore K. Smith
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Global & International Funds

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	December 31, 2009